Exhibit 99.1

NEWS RELEASE Contact: Amy Potter, AVP/Marketing Amy.Potter@CNBBank.bank 814-765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION HIRES LIMA AS CHIEF FINANCIAL OFFICER

Clearfield, Pennsylvania – July 10, 2019

Joseph B. Bower, Jr., President and CEO of CNB Bank, recently announced the appointment of Tito L. Lima to the position of Executive Vice President and Chief Financial Officer of CNB Financial Corporation and CNB Bank.

In this position, Mr. Lima will work along with the executive management team to develop and implement strategic initiatives to continue CNB’s successful growth trends while enhancing its profitability. Mr. Lima serves as the liaison for the Corporation’s and Bank’s external auditing firm in all accounting and tax matters. In addition, Mr. Lima has the overall responsibility for the completion and timely submission of all required financial reports of CNB Financial Corporation and its subsidiaries; the formal preparation of CNB’s annual budget; and the ongoing monitoring of performance and goal attainment.

Mr. Lima has worked in the financial services industry for 30 years, beginning his career as a Staff Accountant/Senior Financial Analyst. Throughout the years he has held various positions in New York, Boston, Pittsburgh, Lancaster and Butler, and has served in roles as a Senior Executive or Chief Financial Officer since 2002 in financial institutions ranging from $1-10 billion in total assets.

“We are excited to welcome Tito to the CNB team. His extensive background in banking provides him with the knowledge and professionalism that are critical for CNB’s long-term success,” said Mr. Bower. “With Tito’s leadership, we will only enhance our ability to maintain CNB’s high standards of performance.

Originally from Brazil, Mr. Lima moved to Pittsburgh at a young age along with his family and graduated from Gateway Senior High School, before earning his Bachelor of Science degree in Finance and a minor in Quantitative Business Analysis from Robert Morris University in 1989. He currently resides in Boalsburg with his wife, Susan, and has two children, Marisa and Nickolo.

Based on strong, traditional values, CNB Bank is dedicated to being the premier financial services provider in the area, focused on the changing needs of people and business in our communities by providing the highest quality service.

CNB Financial Corporation is a $3.2 billion bank holding company conducting business primarily through CNB Bank, the corporation’s principal subsidiary. CNB Bank operations include a Private Client Solutions division, 31 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, seven full-service offices in Ohio operating as FCBank, a division of CNB Bank, and four full-service offices in New York operating as BankonBuffalo, a division of CNB Bank.

More about CNB Bank can be found online at www.CNBBank.bank.